EXHIBIT 99.1

PRESS RELEASE

November 3, 2005

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (678) 454-2266, (800) 872-7941, Fax (678) 454-2282

CRESCENT BANKING COMPANY DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company, Jasper, Georgia (Nasdaq Capital Market–CSNT) (the “Company”) is pleased to announce that its Board of Directors has declared the Company’s 37th consecutive quarterly cash dividend on its common stock. The dividend of $.095 per share, an increase of 6% over last quarter’s dividend, is payable on November 30, 2005 to holders of record on November 17, 2005.

The Company’s net income for the nine months ended September 30, 2005 totaled $2.9 million, which represented net income per share on a basic and a fully diluted basis of $1.16 and $1.10, respectively. In comparison, the Company had net income for the nine months ended September 30, 2004 of $823,545, which represented net income per share on both a basic and a fully diluted basis of $0.33 per share. The net income for the first nine months of 2005 represents an increase of 254% from the same period in 2004.

The Company’s net income for the quarter ended September 30, 2005 totaled $1.0 million, which represented net income per share on a basic and a fully diluted basis of $0.39 and $0.37, respectively. In comparison, the Company had net income for the quarter ended September 30, 2004 of $21,559, which represented net income per share on both a basic and a fully diluted basis of $0.01 per share.

Community Banking Business

The Company’s loan portfolio increased from $433.4 million at December 31, 2004 to $588.5 million at September 30, 2005, a $155.1 million or 36% increase. This increase consisted of growth of $104.1 million of organic growth and $51 million as the result of the acquisition of Futurus Bank. The Company anticipates the completion of the construction of its full service office at 500 Canton Road in Cumming in January 2006. Additionally, the Company has begun the construction on its full service office at the corner of Ragsdale Road and Highway 92 in Woodstock and its full service office at the corner of Reinhardt College Parkway and Riverstone Boulevard in Canton in the fourth quarter.

Don Boggus, the Company’s President, stated: “Our Bank’s financial performance continued at a record level. We are very pleased with our increase in net income compared to the same period of 2004 as well the 11% improvement in net income from the second quarter of 2005 as compared to the third quarter 2005. Our expansion strategy is working well as we begin to see the earnings results of our growth. We continue to be excited about building a community banking franchise with a very attractive geographic footprint.”

Discontinued Wholesale Mortgage Business

On December 31, 2003, the Company completed the sale of its wholesale residential mortgage business. While the discontinued operations did not affect income in the first nine months of 2005, the Company continues to maintain a reserve for the recourse liability to third parties with respect to certain loans sold by the Company’s former wholesale mortgage business prior to the disposition of that business. At September 30, 2005, the Company has indemnification obligation to the purchasers of approximately $7.0 million of mortgage loans sold with recourse pursuant to previous loan sale agreements, compared to $8.0 million as of December 31, 2004. In the event that the purchasers of these loans experience losses with respect to these loans, the Company will be required to indemnify the purchasers for their losses or to repurchase the loans from the purchasers. Net losses, charged to the reserve, on indemnified loans totaled $755,249 in the first nine months of 2005. The reserve for recourse liability at September 30, 2005 was $3.0 million and was estimated based upon historical information on the number of loans indemnified and the average loss on an indemnified loan, including higher risk loans secured by manufactured housing. Of the eight loans that were indemnified in the first nine months of 2005, five of the loans were closed in either 2002 or 2003. The Company’s highest levels of mortgage production in its history were in 2002 and 2003, and therefore, we could see an increase in indemnified loans in 2005 and 2006. If the balance of indemnified loan increases significantly, then the Company could have to increase its recourse liability reserve, and our provisions for contingency losses will increase.

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $693.3 million and consolidated shareholders’ equity of $54.3 million, or $21.20 per share, as of September 30, 2005. The Company had approximately 2.6 million shares of common stock outstanding at September 30, 2005. The Company’s common stock is listed on the Nasdaq Capital Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the amount and timing of recourse losses and related reserves applicable to residential mortgage loans sold and , the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, and the earnout amounts that may or may not be realized from the sale of the Company’s wholesale residential mortgage business, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 20043 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements, including statements about the amount and timing of recourse losses and related reserves applicable to residential mortgage loans sold and the effects of the Company’s community banking expansion, including expectations of the costs and profitability of such expansion, including expectations of the costs and profitability of such expansion, are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described herein and in the Company’s annual report on Form 10-K for the year ended December 31, 2004 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.